Exhibit 16.1

April 24, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Comverse, Inc.’s Form 8-K dated April 24, 2014, and have the following comments:

1.	We agree with the statements made in Item 4.01 section (a).

2.	We agree with the statement made with respect to sub-paragraph (iv) of the third paragraph and the statement made in the fourth paragraph of Item 4.01 (b).

3.	We have no basis on which to agree or disagree with the statements made in the first, second and fifth paragraphs or the sub-paragraphs (i), (ii), and (iii) of the third paragraph of Item 4.01 (b).

Yours truly,

/s/ Deloitte & Touche LLP
Boston, Massachusetts